Exhibit 99.1

Investor Relations:

Amy Bilbija

(212) 929-5802

MacKenzie Partners, Inc.

Media Contact:

Matthew Sherman / Nicole Greenbaum

(212) 355-4449

Joele Frank, Wilkinson Brimmer Katcher

McCormick & Schmick’s Seafood Restaurants, Inc. Reports First Quarter 2011 Financial Results

Portland, Ore. – May 2, 2011 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its first quarter ended March 30, 2011.

Financial results for the first quarter 2011 compared to the first quarter 2010:

•	Revenues decreased 1.0% to $84.0 million from $84.8 million.

•	Comparable restaurant sales decreased 3.2%.

•	Total restaurant operating costs increased 120 basis points to 90.5% of revenues.

•	Net loss of $0.7 million, or $0.04 per diluted share, compared to net loss of $0.4 million, or $0.03 per diluted share.

Revenues for the first quarter of 2011 were virtually flat at $84.0 million from $84.8 million in the first quarter of 2010. Comparable restaurant sales decreased 3.2%. Of this decline, abnormal adverse weather, a change in a key promotional program and more normalized performance at Canadian locations, which benefitted from the Olympics last year, accounted for approximately 200 basis points.

Bill Freeman, Chief Executive Officer, said, “Earlier this year, we announced a comprehensive revitalization plan to position our restaurants and our company for future success. As we execute the revitalization plan, we have adjusted elements of the plan to ensure that we are investing in targeted properties to improve top-line sales and restaurant level margins in those locations. As a result, we have increased our annual earnings guidance, inclusive of the remodel program, from previous Company expectations. As economic conditions improve and diners continue to return to the upscale affordable and fine dining segments, we are confident that the initiatives we are putting in place will drive long-term traffic gains and higher guest frequency.”

Strategic Revitalization Plan

Earlier this year, following a comprehensive review of McCormick & Schmick’s business, the Company announced a strategic revitalization plan that includes a multi-year service, hospitality and portfolio upgrade program designed to increase restaurant revenue and profitability, while also enhancing the overall guest experience. This plan includes refreshing and remodeling restaurants, continuing to elevate the Company’s culinary program and better aligning the McCormick & Schmick’s brand with local market guest preferences, among other initiatives. The Company expects the plan will improve revenue per location and provide strong returns on invested capital. The Company is also continuing to consider expanding The Boathouse Restaurants concept in Canada, as well as utilizing it as a complementary concept within the United States.

As the Company’s management prepared for the revitalization program, it made adjustments and refinements based on a number of factors, including permitting, code-related issues, scope and the specific timing of work to be done. In particular, the Company is now planning to focus on eight remodels in 2011, for an aggregate cost of approximately $6.5 million, some of which will be offset by landlord contributions, instead of the previously announced $10 to $15 million. This will allow McCormick & Schmick’s to roll out its revitalization plan with a view toward focusing on the locations that have the best potential to deliver solid top line growth. As a result, the expected cost of this year’s remodel program is significantly lower than the Company’s original guidance. With the refined cost structure of these remodels and modest sales increases, the Company expects it can deliver returns in excess of 20%. In addition, the Company expects to have significantly less downtime during the 2011 remodels. The Company now estimates temporary closure of impacted locations for approximately 20 operating weeks during the scheduled remodels, which is roughly half the earlier estimate, as the Company has shifted the implementation process to minimize both closure times and adverse impacts on guests.

Outlook and 2011 Financial Guidance

Without including any reduction in restaurant operating weeks from the remodel projects previously announced, the Company reiterated its annual revenue guidance for 2011 to be between $345 million and $355 million, and for fully diluted earnings per share to be between $0.35 and $0.40. As noted above, the Company has refined its strategic revitalization plan and now intends to complete eight projects in 2011, which are estimated to result in a reduction of approximately 20 restaurant operating weeks, compared to what was previously estimated to result in approximately 40 to 45 weeks. As a result, the Company is increasing its previously announced annual guidance, adjusted to take into account the impact of the revitalization plan, to between $0.31 and $0.36 per diluted share, which reflects a $0.05 increase from the Company’s previous expectations. These estimates include the significant investments in training, bench strength and the hiring of key executives.

The Company’s guidance does not include costs related to the Landry’s/Fertitta-led unsolicited tender offer for all outstanding shares of common stock that Landry’s/Fertitta does not already own or their related proxy solicitation seeking to prevent the Company from holding its 2011 annual meeting.

During the second quarter of 2011, the Company will begin work on four of the planned eight projects, which will result in an estimated reduction of five restaurant operating weeks during the quarter.

Capital expenditures are now expected to be between $12 million and $14 million, which includes approximately $6.5 million attributable to the remodel program, not including landlord contributions. This compares to the Company’s previous capital expenditures projection of $17 to $21 million for fiscal 2011. Operating cash flows are expected to cover projected capital expenditures.

The Company reiterated the following guidance for 2011: an annualized effective tax rate of between 15% and 20%, depreciation and amortization of approximately $15 million, and G&A of between $19.5 million and $20.5 million, which does not include costs related to the Landry’s/Fertitta-led unsolicited tender offer.

The Company also announced that it has closed two restaurants located in Schaumburg, Illinois and in Boca Raton, Florida. The effect of these restaurant closures is included in the aforementioned earnings guidance.

Conference Call

The Company will host a conference call to discuss first quarter 2011 financial results today at 5:00 PM ET. Hosting the call will be Bill Freeman, Chief Executive Officer, and Michelle Lantow, Chief Financial Officer.

The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the Investor Relations section.

About McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading seafood restaurant operator in the affordable upscale dining segment. The Company now operates 94 restaurants, including 87 restaurants in the United States and seven restaurants in Canada under The Boathouse brand. McCormick & Schmick’s has successfully grown over the past 39 years by focusing on serving a broad selection of fresh seafood. The inviting atmosphere at McCormick & Schmick’s and its high quality, diverse menu offering and compelling price-value proposition appeal to a broad base including the business community, casual diners, families and travelers.

Definition of Comparable Restaurant Sales

Comparable restaurant sales represent sales at all the restaurants owned by the Company in operation at least 18 months from the beginning of the fiscal year being discussed. Comparable restaurant sales exclude the impact of currency translation. Management reviews the increase or decrease in comparable restaurant sales with the same period in the prior year to assess business trends.

Forward-Looking Statements

The financial guidance and outlook provided for 2011 are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not guarantees of future performance, and therefore, one should not put undue reliance upon them. Some of the statements that are forward-looking include: Company expectations about capital expenditures and business interruptions associated with the Company’s renovation initiatives; expectations for the effects of that program; estimates of revenues and of other expenses associated with Company operations; and the ability to anticipate and respond adequately to changes in guest preference. As with any business, there are a large number of factors that can cause the Company to deviate from plans or to fall short of expectations. As to the forward-looking matters contained in this document, factors that can cause such changes are: the Company’s ability to continue to successfully implement the previously announced revitalization plan; the impact of Landry’s unsolicited tender offer and proxy solicitation on the Company’s operations and business; the Company’s ability to respond to increasing competition and to changes in consumer preferences in the restaurant industry; ability to generate sufficient cash flows and maintain adequate sources of liquidity to finance ongoing operations and capital expenditures; ability to comply with governmental regulations; ability to absorb increasing labor costs, particularly including but not limited to increasing benefits costs associated with the pending healthcare legislation; ability to implement cost control initiatives without adversely impacting either product quality or guest experiences; and ability to maintain a positive image for the Company’s brands. The business as a whole is subject to a number of risks, and to the extent those risks are known to be material, they have been listed and discussed in the Company’s most recent Annual Report on Form 10-K. Please note that forward-looking statements are current as of today. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws.

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McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Margin Analysis

(unaudited)

(in thousands, except per share data)

	Thirteen week period ended
	March 30, 2011		March 27, 2010
Revenues	$83,964	100.0%	$84,822	100.0%

Restaurant operating costs
Food and beverage	25,110	29.9%	25,797	30.4%
Labor	28,803	34.3%	28,160	33.2%
Operating	12,881	15.3%	12,574	14.8%
Occupancy	9,200	11.0%	9,187	10.8%

Total restaurant operating costs	75,994	90.5%	75,718	89.3%
General and administrative expenses	4,891	5.8%	4,907	5.8%
Restaurant pre-opening costs	—	—	502	0.6%
Depreciation and amortization	3,536	4.2%	3,811	4.5%
Impairment, restructuring and other charges	—	—	—	—

Total costs and expenses	84,421	100.5%	84,938	100.1%

Operating loss	(457)	(0.5)%	(116)	(0.1)%
Interest expense, net	341	0.4%	406	0.5%
Other income, net	—	—	—	—

Loss before income taxes	(798)	(0.9)%	(522)	(0.6)%
Income tax expense (benefit)	(140)	(0.2)%	(82)	(0.1)%

Net loss	$(658)	(0.8)%	$(440)	(0.5)%

Net loss per share
Basic and Diluted	$(0.04)		$(0.03)
Shares used in computing net loss per share
Basic and Diluted	14,830		14,787